UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 29, 2004       (September 23, 2004)

Date of report     (Date of earliest event reported)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut  06901-3238

(Address of Principal Executive Offices and Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 23, 2004, Hexcel Corporation and its lenders entered into an amendment to its senior credit facility.  The amendment increases the amount of subordinated debt that Hexcel may repurchase during the life of the credit facility from $63 million to $100 million, subject to certain conditions as described in the credit agreement.  The amendment also increases the maximum amount of capital expenditures Hexcel is permitted to incur during any calendar year to $75 million, and contains certain other terms of a less material nature.

This description of the credit agreement amendment is only a summary of the terms of the amendment.  A copy of the amendment is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.  This description is qualified in its entirely by reference to all terms and conditions of the senior credit facility and the amendment.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits

99.1                                             Amendment No. 1 to Credit and Guaranty Agreement dated as of March 19, 2003, by and among Hexcel Corporation, Hexcel Composites Limited, Hexcel Composites GmbH & Co. KG, Hexcel Composites GMBH, the Guarantors named therein, the lenders from time to time a party thereto, Fleet Capital Corporation, as Administrative Agent and as Fronting Bank, Fleet National Bank, London U.K. branch, trading as FleetBoston Financial, as Fronting Bank and Issuing Bank, Fleet National Bank, as Issuing Bank and Fleet Securities, Inc., as Lead Arranger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION
Date: September 29, 2004

	/s/	Stephen C. Forsyth
Stephen C. Forsyth
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1

Amendment No. 1 to Credit and Guaranty Agreement dated as of March 19, 2003, by and among Hexcel Corporation, Hexcel Composites Limited, Hexcel Composites GmbH & Co. KG, Hexcel Composites GMBH, the Guarantors named therein, the lenders from time to time a party thereto, Fleet Capital Corporation, as Administrative Agent and as Fronting Bank, Fleet National Bank, London U.K. branch, trading as FleetBoston Financial, as Fronting Bank and Issuing Bank, Fleet National Bank, as Issuing Bank and Fleet Securities, Inc., as Lead Arranger.